Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2025, by and among Mountain Lake Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Mountain Lake Acquisition Corp., a Cayman Islands exempted company (“SPAC”) and Avalanche Treasury Corporation, a Delaware corporation (“Pubco”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, Pubco, Avalanche Treasury Company LLC, a Delaware limited liability company (the “Company”) and the other parties thereto, dated as of October 1, 2025 (as may be amended from time to time, the “Business Combination Agreement”).

WHEREAS, as of the date hereof, Sponsor owns 7,187,500 SPAC Class B Ordinary Shares (the “Founder Shares” and, together with the SPAC Ordinary Shares included in the Private Placement Units (as defined below) owned by Sponsor and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”) and 495,000 SPAC Private Units (the “Private Placement Units”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of December 12, 2024 (as amended, the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Ordinary Shares and any SPAC Units, SPAC Rights or any securities convertible to, or exercisable, or exchangeable for, SPAC Ordinary Shares owned by it;

WHEREAS, Articles 56 through 63 of the SPAC Memorandum and Articles of Association provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Ordinary Shares or Equity-linked Securities (as defined in the SPAC Memorandum and Articles of Association) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Pubco, the Company and the other parties thereto are entering into the Business Combination Agreement, pursuant to which, subject to the terms and conditions thereof and in accordance with applicable laws, among other matters: (a) prior to consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), SPAC shall effectuate a domestication (the “Domestication”), pursuant to which SPAC shall transfer by way of continuation to and become a Delaware corporation (the “Domesticated SPAC”), all references herein to “SPAC” following the Domestication refer to the Domesticated SPAC, (b) at least two (2) hours after the Domestication, Avalanche SPAC Merger Sub LLC, a Delaware limited liability company will merge with and into SPAC, with SPAC continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “SPAC Merger”), and with SPAC shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder and with each holder of SPAC Rights receiving one share of Pubco Class A Stock in exchange for every ten (10) SPAC Rights held by such holder and (c) Avalanche Company Merger Sub LLC, a Delaware limited liability company will merge with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Pubco (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”), and with Company Members receiving Pubco Stock (and, in the case of Seller, certain other consideration) for every Company Unit by such persons holding membership interests immediately prior to the Company Merger (collectively, the “Company Member”), and upon the consummation of the Mergers, Pubco will become a publicly traded company; and

WHEREAS, as a condition and inducement to Pubco’s willingness to enter into the Business Combination Agreement, Pubco has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of each SPAC Shareholder Approval Matter;

(b) against any Acquisition Proposal or Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article IX of the Business Combination Agreement not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters).

2. Enforcement of Insider Letter. During the Interim Period, for the benefit of Pubco, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming any SPAC Ordinary Shares owned by it in connection with the Transactions and complying with the transfer restrictions with respect to the Founder Shares and Private Placement Units, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms and (c) each of Sponsor and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Pubco (not to be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, Pubco acknowledges and agrees that, prior to the Closing, Pubco, SPAC, Sponsor and any other insider party thereto shall enter into an amendment to the Insider Letter to delete Section 7 of the Insider Letter effective as of the Closing Date.

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Ordinary Shares or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Units pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares owned by Sponsor or otherwise, then such SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Units, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC (such SPAC Ordinary Shares or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver of Anti-Dilution Protection. Subject to the consummation of the SPAC Merger, Sponsor waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by Law and the SPAC Memorandum and Articles of Association, all anti-dilution rights that would otherwise result in SPAC Class B Ordinary Shares held by Sponsor converting into shares of SPAC Class A Ordinary Shares on a greater than one-for-one basis in connection with the Transactions (including, for the avoidance of doubt, pursuant to Article 58 of the SPAC Memorandum and Articles of Association). The waiver specified in this Section 4 shall be applicable only in connection with the Transactions. If the Business Combination Agreement is terminated for any reason, the foregoing waiver shall be void and of no further force and effect.

5. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, Pubco, the Company and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the Business Combination Agreement to which Sponsor is a party, (v) the Amended and Restated Registration Rights Agreement, (vi) any rights a Releasing Party has to indemnification from SPAC or Pubco arising out of the Transactions, (vii) the Underwriting Agreement, dated December 12, 2024, by and between SPAC and BTIG, LLC, as representatives of the several underwriters, or (viii) the SPAC Memorandum and Articles or any indemnity agreement of any director or office of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 5.

6. Forfeiture of Private Placement Units; Forfeiture of Founder Shares.

(a) Forfeiture of Private Placement Units. Immediately prior to the SPAC Merger Effective Time, the Sponsor shall deliver to Pubco for cancellation and for no consideration 495,000 Private Placement Units.

(b) Forfeiture of Founder Shares. Immediately prior to the SPAC Merger Effective Time, the Sponsor shall deliver to Pubco for cancellation 4,387,500 Founder Shares.

(c) Forfeiture of BTIG Deferred Underwriting Fees. Immediately prior to the SPAC Merger Effective Time, SPAC shall use its reasonable best efforts to cause BTIG, LLC to forfeit any deferred underwriting fees then outstanding in excess of $1,000,000.

(d) Forfeiture of BTIG Private Placement Units. Immediately prior to the SPAC Merger Effective Time, SPAC shall use its reasonable efforts to cause BTIG, LLC to deliver to Pubco for cancellation and for no consideration all its 310,000 Private Placement Units.

7. Sponsor Earnout.

(a) Each Founder Shares issued and outstanding immediately prior to the SPAC Merger Effective Time, that has not been forfeited in accordance with Section 6 of this Agreement, shall automatically be converted into one Pubco Class A Stock, following which, all such Founder Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. Each certificate previously evidencing Founder Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.12 of the Business Combination Agreement.

(b) The Sponsor hereby agrees that upon the Closing, 1,600,000 of the 2,800,000 shares of Pubco Class A Stock issued to the Sponsor pursuant to Section 7(a) of this Agreement and the Business Combination Agreement (the “Sponsor Earnout Shares”) shall be placed into the Sponsor Escrow Account (as hereinafter defined). The Sponsor hereby agrees that, at the Closing, it shall enter into an escrow agreement with Pubco, Seller and Continental Stock Transfer and Trust Company (or another escrow agent reasonably acceptable to the Sponsor and the Company), as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties thereto prior to the Closing (the “Sponsor Escrow Agreement”), and, upon and subject to the Closing the Sponsor shall deposit the Sponsor Earnout Shares into a segregated escrow account (the “Sponsor Escrow Account”) with the Escrow Agent to be held, along with any equity securities placed in the Escrow Account pursuant to Section 7(h) of this Agreement (the “Escrow Adjustment Shares”), in the Sponsor Escrow Account and disbursed in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

(c) Except as expressly permitted hereunder, the Sponsor shall not Transfer, directly or indirectly, the Sponsor Earnout Shares and the Escrow Adjustment Shares (if any) during the Earnout Period. Except as otherwise set forth in this Agreement, all of the Sponsor Earnout Shares and Escrow Adjustment Shares shall be retained in the Sponsor Escrow Account unless and until their release upon the achievement of a Triggering Event (as defined below) in accordance with Section 7(f) hereof.

(d) The Sponsor agrees that all of the Sponsor Earnout Shares, together with any Escrow Adjustment Shares, shall be subject to potential transfer to Pubco for no consideration (the “Sponsor Transfer”) at the end of the Earnout Period in the event that not all of the Triggering Events are achieved by Pubco pursuant to Section 7(f) hereof.

(e) If, at the end of the Earnout Period, less than all of the Sponsor Earnout Shares have been released to the Sponsor pursuant to one or more Release Events, the Sponsor and Seller will as promptly as practicable instruct the Escrow Agent to complete the Sponsor Transfer of the unreleased Sponsor Earnout Shares, together with any unreleased Escrow Adjustment Shares, and the Escrow Agent shall deliver such Sponsor Earnout Shares and Escrow Adjustment Shares to Pubco. Seller and the Sponsor shall give joint written instructions to the Escrow Agent to release the applicable Sponsor Earnout Shares, together with any related Escrow Adjustment Shares, to the Sponsor, promptly after the occurrence of a Release Event or a Change in Control.

(f) The Sponsor Earnout Shares shall vest, no longer be subject to the Sponsor Transfer and be released from the Sponsor Escrow Account to the Sponsor, upon the occurrence of the following Triggering Events (each, a “Release Event”):

(1) Upon the occurrence of Triggering Event I, 533,333 Sponsor Earnout Shares shall no longer be subject to the Sponsor Transfer and be released from the Sponsor Escrow Account to the Sponsor;

(2) Upon the occurrence of Triggering Event II, 533,333 Sponsor Earnout Shares shall no longer be subject to the Sponsor Transfer and be released from the Sponsor Escrow Account to the Sponsor; and

(3) Upon the occurrence of Triggering Event III, of 533,334 Sponsor Earnout Shares shall no longer be subject to the Sponsor Transfer and be released from the Sponsor Escrow Account to the Sponsor, in each case, within then (10) Business Days after the occurrence of the relevant Release Event.

(g) For the avoidance of doubt, each of Triggering Event I, Triggering Event II and Triggering Event III shall be capable of occurring only once, if at all; provided, further, that all Triggering Events may be achieved at the same time or on overlapping days.

(h) The (1) Pubco Class A Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III and this Section 7 and (2) number of Sponsor Earnout Shares to be placed in the Sponsor Escrow Account pursuant to this Section 7 shall, in each case, be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the shares of Pubco Class A Stock occurring on or after the Closing.

(i) Notwithstanding the foregoing, in the event that during the Earnout Period, Pubco is subject to a Change in Control, then all of the Sponsor Earnout Shares, together with any related Escrow Adjustment Shares, then remaining in the Sponsor Escrow Account shall no longer be subject to the Sponsor Transfer and shall be released to Sponsor from the Sponsor Escrow Account.

8. Representations and Warranties of Sponsor. Except as set forth in the SEC Reports or in any other report filed by Sponsor with the SEC that are available on the SEC’s website through EDGAR, Sponsor represents and warrants to Pubco, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Pubco and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the Organizational Documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares and Private Placement Units. As of the date hereof, (i) Sponsor is the sole record and beneficial owner of the Founder Shares and the Private Placement Units, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Founder Shares and the Private Placement Units, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Founder Shares and the Private Placement Units, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Founder Shares and the Private Placement Units other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter, (v) the Founder Shares and the Private Placement Units are the only equity securities in SPAC owned of record by Sponsor and (vi) Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC, other than as set forth in this Agreement.

(d) Contracts with SPAC. Except for (i) the Contracts described in Section 5(c) or otherwise disclosed in the SPAC’s disclosure schedules to the Business Combination Agreement and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor, any of the Affiliates of Sponsor nor, to the Knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Orders of any Governmental Authority, nor are any such Orders pending.

(f) Finders and Brokers. Except as set forth on Schedule 4.15 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC or Pubco, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(g) Acknowledgment. Sponsor and SPAC understand and acknowledge that Pubco is entering into the Business Combination Agreement in reliance upon Sponsor and SPAC’s execution and delivery of this Agreement.

9. Further Assurances. Sponsor hereby agrees that it shall (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the Business Combination Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

10. Other Covenants.

(a) Binding Effect of the Business Combination Agreement. Sponsor hereby agrees to be bound by and comply with Sections 8.6 (Exclusivity), 8.12 (Public Announcements) and 8.13 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions to the same extent as such provisions apply to SPAC.

(b) Disclosure. Sponsor hereby authorizes Pubco and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement), Sponsor’s identity and ownership of the SPAC Ordinary Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the Business Combination Agreement, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

11. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the SPAC Merger and the Business Combination Agreement.

12. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 4, 5, 6, 7, 9, 10, 11 and 12 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

Mountain Lake Acquisition Corp.

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

Attn:	Paul Grinberg, Chief Executive Officer and Chairman of the Board
Email:	[***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn:	Stuart Neuhauser, Esq.
Lloyd N. Steele, Esq.
Email:	[***]
[***]

if to Sponsor, to it at:

Mountain Lake Acquisition Sponsor LLC

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

Attn:	Paul Grinberg, Member
Email:	[***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn:	Stuart Neuhauser, Esq.
Lloyd N. Steele, Esq.
Email:	[***]
[***]

if to Pubco or Company (after Closing), to it at:

413 W 14th Street

Floor 2, PMB 4633

New York, NY 10014

Attn:	Gerald Bartholomew Smith
Email:	[***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate,
EC2N 4BQ London

Email: [***]

Attention: Lorenzo Corte; Maria Protopapa; and Georgian Dimopoulos

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the Business Combination Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Specific Performance. Sections 12.6 and 12.7 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, Pubco and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of the Founder Shares or the Private Placement Units to any permitted transferee in accordance with paragraph 7(c) of the Insider Letter (a “Permitted Transferee”), Sponsor shall, by providing notice to SPAC and Pubco prior to such transfer, transfer its rights and obligations under this Agreement with respect to such Founder Shares and/or Private Placement Units to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 12(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 12.5 of the Business Combination Agreement, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 12(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Business Combination Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

MOUNTAIN LAKE ACQUISITION CORP.

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Chief Executive Officer and Chairman of the Board

MOUNTAIN LAKE ACQUISITION SPONSOR LLC

By:	/s/ Douglas Horlick
Name:	Douglas Horlick
Title:	Managing Member

AVALANCHE TREASURY CORPORATION

By:	/s/ Laine Mihalchick Moljo
Name:	Laine Mihalchick Moljo
Title:	Secretary